UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
December 17, 2010
(Date of earliest event reported)
rue21, inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-34536	25-1311645

(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Commonwealth Drive, Suite 100 Warrendale, Pennsylvania	15086	(724) 776-9780

(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EX-10.1

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 17, 2010, rue21, inc. (the “Company”) entered into an amended and restated employment agreement (the “Agreement”) with Bob Fisch, under which Mr. Fisch will continue to serve as President, Chief Executive Officer, and Chairman of the Board of Directors of the Company. The Agreement, effective immediately, provides for an initial term ending January 31, 2014, with potential successive renewal terms of one year, and replaces all prior agreements.
The Agreement provides that Mr. Fisch will receive a minimum base salary of $950,000 until February 1, 2011, at which point his minimum base salary will be increased to $975,000, with further increases to be made in the discretion of the Compensation Committee of the Board of Directors of the Company (the “Committee”) following an annual review. The base salary of $950,000 is retroactively effective as of September 1, 2010. In addition, Mr. Fisch will be eligible to receive an annual bonus ranging from 0% of base salary with a target equal to 100% of base salary with maximum equal to 200% of base salary for Fiscal Year 2011 based on performance, to be reviewed annually thereafter by the Committee.
Pursuant to the Agreement, on December 17, 2010, Mr. Fisch was granted 45,878 stock options at an exercise price equal to $30.49, (the “Renewal Options”). The Renewal Options will vest in three equal installments on each of the first three anniversaries of the grant date. In addition, the Company granted Mr. Fisch an award of 24,598 restricted stock units (the “Renewal RSUs” and collectively with the Renewal Options, the “Renewal Awards”). The Renewal RSUs will become vested and payable in three equal installments on each of the first three anniversaries of the grant date. The Renewal Awards will also vest upon (i) a “Change in Control”, (ii) a termination of Mr. Fisch’s employment by the Company without “Cause”; (iii) by Mr. Fisch for “Good Reason” or as a result of death or disability (each as defined in the Agreement). In addition, Mr. Fisch will be eligible for annual grants of long term incentive and equity compensation awards at the Committee’s discretion based upon the evaluation of his performance by the Committee and peer company compensation practices.
In the event that Mr. Fisch is terminated by the Company without Cause or terminates his employment with Good Reason, he generally shall be entitled, in addition to any accrued or earned but unpaid salary and bonus, to a severance payment equal to: (i) two times his base salary in effect on the effective date of termination; and, (ii) two times the greater of (A) his target performance bonus for the year in which termination occurs or (B) the average of his actual bonuses for the prior two years; as well as continued co-payments of COBRA premiums for a period of twenty-four (24) months. In addition, the Renewal Awards will be subject to accelerated vesting on such termination, and Mr. Fisch will have ninety (90) days following a termination to exercise the Renewal Options.
Under the Agreement, Mr. Fisch is subject to certain non-competition and non-solicitation covenants which are effective during his employment with the Company and for a period of two (2) years following any termination from the Company.
The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein. Capitalized terms used herein without definition have the meanings given such terms in the applicable agreement.
Item 9.01. Financial Statements and Exhibits.
(c) The follwing exhibits are furnished with this Form 8-K:

Exhibit No.	Description

10.1	Amended and Rested Employment Agreement, dated as of December 17, 2010, between Robert Fisch and rue21, inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

rue21, inc. Registrant
By:	/s/ Stacy Siegal
Stacy Siegal
Vice President and General Counsel

December 21, 2010

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Rested Employment Agreement, dated as of December 17, 2010, between Robert Fisch and rue21, inc.